Exhibit (14)

KPMG LLP 99 High Street Boston, MA 02110-2371	Telephone Fax Internet	617 988 1000 617 507 8321 www.us.kpmg.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of Domini Social Investment Trust:

We consent to the use of our report dated September 25, 2009, with respect to the financial statements of the Domini European Social Equity Fund, Domini PacAsia Social Equity Fund and Domini International Social Equity Fund (formerly Domini European PacAsia Social Equity Fund), each a portfolio of Domini Social Investment Trust, as of July 31, 2009, incorporated herein by reference and to the references to our firm under the caption “Financial Highlights” and “Experts” in the combined proxy statement and prospectus filed in form N-14.

Boston, Massachusetts

December 18, 2009

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.